MMA FINANCIAL, LLC

EMPLOYMENT AGREEMENT
[Melanie M. Lundquist]

     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of the 31st day of December, 2004 by and between MMA Financial, LLC, a Delaware limited liability company (“Employer”) and Melanie M. Lundquist (“Employee”).

     WHEREAS, Employer is engaged in the business of acquiring and providing asset management services for real estate and debt and equity investments therein, with a particular emphasis on investments generating tax-exempt income and investments in, or secured by, multi-family properties, congregate care and assisted living facilities and similar properties;

     WHEREAS, Employee has particular skill, experience and background in investments and asset management services of the type in which the Employer primarily engages; and

     WHEREAS, Employer and Employee desire to enter into an employment relationship, the terms of which are to be set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

     1. Employment and Duties. Employer agrees to hire Employee, and Employee agrees to be employed by Employer as Senior Vice President and, effective April 1, 2005, Chief Accounting Officer of Employer on the terms and conditions provided in this Agreement. Employee shall perform the duties and responsibilities reasonably determined from time to time by the Chief Executive Officer and/or Chief Financial Officer of the Employer consistent with the types of duties and responsibilities typically performed by a person serving as Chief Accounting Officer of businesses similar to that of Employer. Employee’s primary duty will be to be responsible for all accounting and financial reporting functions of the Company. Employee agrees to devote her best efforts and full time attention and skill in performing these duties. Provided that such activity shall not violate any provision of this Agreement (including the noncompetition provisions of Section 8 below) or materially interfere with her performance of her duties hereunder, nothing herein shall prohibit Employee (a) from participating in any other business activities approved in advance by the CEO in accordance with any terms and conditions of such approval, such approval not to be unreasonably withheld or delayed, (b) from engaging in charitable, civic, fraternal or trade group activities, or (c) from investing in other entities or business ventures.

     2. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, Employee shall be compensated as follows:

          (a) Base Compensation. Employer shall pay to Employee a salary (“Base Compensation”) at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000), through December 31, 2005, payable in accordance with the general policies and procedures of the Employer for payment of salaries to executive personnel, but in any event no less frequently than every two weeks, in substantially equal installments, subject to withholding for applicable federal, state and local taxes. Employee’s Base Compensation shall increase by Twenty-Five Thousand Dollars ($25,000) on January 1, 2006. Additional increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board of Directors (the “Board”) based on the recommendation of the CEO and on periodic reviews of Employee’s performance conducted on at least an annual basis. During the term of this Agreement, Employee’s annual Base Compensation shall not be reduced below the initial Base Compensation set forth above. Employer and Employee understand and agree that Employee will not be employed full-time until March 1, 2005 and the initial Base Compensation shall be pro-rated accordingly. Between the effective date of this Agreement and March 1, 2005, Employee will be asked to attend meetings and devote time to preparing for her position. The parties agree that Employer will pay Employee a mutually agreed upon hourly fee for these activities to be determined immediately after execution of the Agreement. Notwithstanding the provisions of Section 3 of this Agreement, Employee will not be entitled to receive Employer benefits until March 1, 2005.

          (b) Incentive Compensation.

               (i) In addition to Base Compensation, Employee shall be eligible to receive additional compensation (“Incentive Compensation”), pursuant to such Incentive Compensation Plan as may from time to time be adopted by the Employer. The Plan will provide that Employee is eligible to receive an annual bonus payable in cash, unrestricted shares or restricted shares of up to between Seventy-Five Thousand Dollars ($75,000) and One Hundred Twenty-Five Thousand Dollars ($125,000) during the first year of this Agreement based on meeting goals for fiscal year 2005, and up to between Seventy-Five Thousand Dollars ($75,000) and One Hundred Fifty Thousand Dollars ($150,000) during the second year of this Agreement based on meeting goals for fiscal year 2006. The amount of the bonus will be based on a formula tied to the Employee’s performance and Employer’s company-wide performance. Such performance will be measured by Company and individual goals and objectives agreed to as part of the Company’s annual planning process. The formula will be initially determined (and may be modified from time to time) by the Compensation Committee on the recommendation of the CEO; provided, however, that the formula will have criteria and metrics that are substantially similar to that used to calculate incentive compensation for the Employer’s other senior executives.

               (ii) Incentive Compensation may at the election of the Compensation Committee take the form of cash or the stock of Municipal Mortgage & Equity, LLC (the “Company”) and, to the extent it consists of stock, may be awarded under the Employer’s Share Incentive Plan as in effect from time to time. Employee acknowledges that the formula set forth in the Incentive Compensation Plan may vary for each employee who participates therein. Incentive Compensation for any given fiscal year shall be determined no later than 60 days after the end of

Employer’s fiscal year and paid no later than 75 days after the close of the fiscal year. Except as otherwise specifically provided herein, if Employee shall be employed for only a portion of a fiscal year for which Employee is eligible for Incentive Compensation, no Incentive Compensation shall be payable.

          (c) Signing Incentive. In addition to the foregoing, Employer shall issue to Employee, as a signing incentive, the number of common shares of the Company having a total value of Five Hundred Thousand Dollars ($500,000) based on the closing price of the Company’s shares valued as of December 31, 2004. The shares will be issued in two equal installments i) within five (5) business days after the Effective Date (as defined in Section 6) and ii) on January 9, 2006. Notwithstanding the foregoing, and except as provided in Section 7, no undisbursed installment shall be issued if Employee resigns voluntarily without good reason or Employer terminates the Employee with cause on or before the scheduled issuance date of such installment.

     3. Employee Benefits.

          During the term of this Agreement, Employee and her eligible dependents shall have the right to participate in any retirement, pension, insurance, health or other benefit plan or program adopted by Employer (or in which Employer participates) to the same extent as any other officer of the Employer, subject, in the case of a plan or program, to all of the terms and conditions thereof, and to any limitations imposed by law. To the extent that Employee has similar benefits under a plan or program established by any other entity, Employee shall nonetheless have the right to the benefits provided by Employer’s plan or program; provided, however, that where by the terms of any plan or program, or under applicable law, Employee may only participate in one such plan or program, Employee shall have the option to limit her participation to the plan or program sponsored by Employer, or to such other plan or program. Employee shall have the right, to the extent permitted under any applicable law, to participate concurrently in plans or programs sponsored by others (including self-employment plans or programs) and in plans or programs sponsored by Employer.

     4. Vacation, Sickness and Leaves of Absence. Employee shall be entitled to the normal and customary amount of paid vacation provided to officers of Employer, but in no event less than five (5) weeks during each fiscal year. Employee shall provide Employer with reasonable notice of anticipated vacation dates. Any vacation days that are not taken in a given fiscal year shall accrue and carryover from year to year, and, upon any termination of this Agreement for any reason whatsoever, all accrued and unused vacation time will be paid to Employee within 10 days of such termination based on her annual rate of Base Compensation in effect on the date of such termination; provided, however, that no more than ten (10) days of accrued vacation may be carried over at any time. In addition, Employee shall be entitled to such sick leave and holidays, with pay, as Employer provides to other officers. Up to ten (10) days of unused sick leave shall be carried forward or compensated upon termination of employment. Employee may also be granted leaves of absence with or without pay for such valid and legitimate reasons as the Board on recommendation from the CEO, in its sole and absolute discretion, may determine. Notwithstanding anything in this Agreement that may be to the contrary, nothing in this Agreement shall be interpreted or applied in derogation, or as a waiver, of any rights Employee may have under applicable laws, including without limitation, the Americans with Disabilities Act and the Family and Medical Leave Act.

     5. Expenses. Employee shall be entitled to receive, within a reasonable period of time after she has delivered to the Employer an itemized statement thereof, and after presentation of such invoices or similar records as the Employer may reasonably require, reimbursement for all necessary and reasonable expenses incurred by her in connection with the performance of his duties.

     6. Term. The initial term of this Agreement shall be for two years (2) years (the “Initial Term”), commencing on December 31, 2004 (the “Effective Date”) and ending on December 30, 2006. This Agreement shall automatically renew for successive one-year periods after the end of the Initial Term, unless at least thirty days prior to the commencement of any such extension period either party shall give the other party written notice of its intention to terminate this Agreement. This Agreement may also be terminated at the times and under the circumstances set forth in section 7 below. The term of this Agreement in effect at any given time is herein referred to as the “Term”. Any termination of this Agreement shall be subject to Section 8 below.

     7. Termination and Termination Benefits.

          (a) Termination by Employer.

               (i) Without Cause. Employer may terminate this Agreement and Employee’s employment at any time by giving at least ninety (90) days prior written notice to Employee, during which period Employer shall have the option to require Employee to continue to perform her duties under this Agreement. Employee shall be paid her Base Compensation and all other benefits to which she is entitled under this Agreement up through the effective date of termination, plus a proportionate share of Incentive Compensation for the year in which the termination occurs, based on the ratio which the number of calendar months (including any partial months) worked bears to twelve (12) (the “Proportionate Share”). In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. This includes undisbursed installments of restricted shares issued as the Signing Incentive.

               (ii) With Cause. Employer, in its discretion, may terminate this Agreement with cause upon ten (10) days prior written notice to Employee. In such event, Employee shall be paid her Base Compensation and all other benefits to which she is entitled under this Agreement up through the effective date of termination. For purposes of this Section, termination for cause shall mean (A) acts or omissions by the Employee with respect to the Employer which constitute intentional misconduct or a knowing violation of law; (B) receipt by the Employee of money, property or services from the Employer or from another person dealing with Employer in violation of law or this Agreement, (C) breach by Employee of the noncompetition provisions of this Agreement, (D) breach by the Employee of his duty of loyalty to the Employer, (E) gross negligence by the Employee in the performance of her duties, (F) repeated failure by the Employee to perform services that have been reasonably requested of her by the CEO or Board, following thirty (30) days notice and opportunity to cure and if such requests are consistent with this Agreement, (G) violation of Employer’s policies with respect to alcohol or drug use or abuse which could under those policies result in an employee’s termination, or (H) conviction of a crime (other than minor traffic violations).

               (iii) Disability. If due to illness, physical or mental disability, or other incapacity, Employee shall fail to perform the duties required by this Agreement, Employer may terminate this Agreement upon 30 days written notice to Employee. In such event, Employee shall be paid her Base Compensation and receive all benefits owing to her under this Agreement through the effective date of termination and shall receive her Proportionate Share of Incentive Compensation for the year in which the termination occurs. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. This includes undisbursed installments of restricted shares issued as the Signing Incentive. Employee shall be considered disabled under this paragraph if she is unable to work due to disability for a total of 120 or more business days during any 12-month period. Nothing in this paragraph shall be construed to limit Employee’s rights to the benefits of any disability insurance policy provided by Employer and this Section shall not be construed as varying the terms of any such policy in any manner adverse to Employee.

          (b) Termination by Employee. Employee may terminate this Agreement for good reason by giving at least 30 days prior written notice to Employer. In such event, Employee shall be paid her Base Compensation and shall receive all benefits through the date of termination. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. This includes undisbursed installments of restricted shares issued as the Signing Incentive. Employee shall have “good reason” to terminate her employment if (i) her Base Compensation, as in effect at any given time, shall be reduced without her consent, (ii) Employer shall fail to provide any of the material payments or benefits provided for under this Agreement, (iii) Employer shall, without Employee’s consent, materially reduce or alter Employee’s duties as Senior Vice President and Chief Accounting Officer having the general responsibility of overseeing and being responsible for the Company’s accounting and financial reporting function, (iv) Employee is requested or required to take any action which would be a violation of federal, state or local criminal law, or (v) in the case of the transfer of all or substantially all of the business or assets of Employer, whether directly or indirectly, by purchase, merger, consolidation or otherwise, to a successor, Employer is unable to obtain an agreement by the successor expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no succession had taken place. With respect to clause (iii), a material reduction or alteration of Employee’s duties shall include changing Employee’s position (including but not limited to status, offices, titles, authority, duties and responsibilities) so that it is not at least commensurate in all material respects with the most significant of those held, exercised, and assigned immediately prior to the Change in Control; a change in Employee’s primary work location from the location immediately prior to the Change in Control; or requiring Employee to travel on Employer business to a substantially greater extent than was required on the date that is six months prior to the occurrence of a Change in Control (except for travel and temporary assignments that are reasonably required for the full discharge of Employee’s responsibilities and that are consistent with the Employee’s being based at her primary work location). Employee shall be deemed to have consented to any change described in clause (iii)

if such consent is either expressly given or if no objection to any change in duties is given in writing within sixty (60) days of such change being implemented.

          (c) Termination Compensation.

               (i) Termination Without Cause or for Good Reason. In the event of a termination of this Agreement prior to the end of the Term, pursuant to Section 7(a)(i), 7(a)(iii) or 7(b), Employer, in addition to the Base Compensation, benefits and Incentive Compensation (if any) payable as provided in such sections, shall pay to Employee additional compensation (“Termination Compensation”) as follows. If the termination does not follow a Change in Control (as defined in subparagraph (ii) below), Termination Compensation shall be equal to the greater of (a) twelve (12) months Base Compensation or (b) the Base Compensation that Employee would have received during the remaining Term of this Agreement. Termination Compensation shall be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, unless Employer elects to make such payments sooner. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for termination relating to a Change of Control under Section 7(c)(ii) below.

               (ii) The acquisition of voting control of the Employer by any one or more persons or entities who are directly, or indirectly through one or more intermediaries, under common control, or who are related to each other within the meaning of Sections 267 and 707(b) of the Internal Revenue Code, shall be deemed a “Change in Control.” In the event of termination of this Agreement by Employer without cause or by Employee for good reason, within eighteen months of a Change in Control, Termination Compensation shall be equal to two (2) years Base Compensation, payable in a lump sum on the effective date of termination. In addition, Employee shall become fully vested in any and all outstanding deferred share awards, share options, or other type of award made to Employee but not yet vested at the time of such termination under the Employer’s Share Incentive Plans. Such Termination Compensation shall be in addition to all other compensation and benefits to which Employee is entitled for termination under this Section 7 and shall be payable even in the event of termination as of the end of the Term.

          (d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Employee’s death. In such event, Employee’s estate shall be paid two (2) years’ Base Compensation as follows: to the extent of any insurance carried by Employer on Employee’s life, the death benefit shall be payable in a lump sum within five (5) business days’ of Employer’s receipt of the insurance proceeds; any portion of the death benefit not covered by insurance shall be paid in eight equal installments payable on the first day of each calendar quarter following Employee’s death. Employer shall carry as much life insurance on Employee’s life as the Board on recommendation of the CEO may from time to time determine. In addition, upon Employee’s death, all outstanding deferred share awards, share options or other type of award made to Employee but not yet vested at the time of death under the options or other type of award made to Employee but not yet vested at the time of death under the Employer’s Share Incentive Plans (including undisbursed installments of restricted shares issued as the Signing Incentive) shall be considered vested and paid out to the Employee’s estate.

     8. Covenant Not to Compete.

          (a) Non-competition. From and after the Effective Date and continuing for the longer of (i) 12 months following the expiration or termination of this Agreement or (ii) the remainder of the Term of this Agreement, Employee shall not without the prior written consent of the Board (w) become employed by, or undertake to work for, directly or indirectly, whether as an advisor, principal, agent, partner, officer, director, employee, shareholder, associate or consultant of or to, any person, partnership, corporation or other business entity which is a Major Competitor of Employer in the business of offering, promoting or syndicating to any person, including developers, investors, or project sponsors, low income housing tax credits under Section 42 of the Internal Revenue Code or the business of offering, promoting or providing financing for multifamily properties to any person, including the developers, sponsors and owners of such properties, (x) solicit any employee of Employer to change employment or (y) solicit for the purpose of offering, providing or syndicating low-income housing tax credits or offering or providing multifamily debt financing, any client, customer or investor of Employer or any of its subsidiaries which closed (in any capacity) a tax credit or debt financing transaction with Employer or any of its subsidiaries during the thirty-six (36) months preceding Employee’s termination, or (z) disclose proprietary or confidential information of the Employer or its subsidiaries, including without limitation, tax, deal structuring, pricing, customer, client, revenue, expense, or other similar information; provided, however, if Employer terminates Employee without cause under Section 7(a)(i) of this Agreement, or the Employee resigns for good reason under Section 7(b), clause (w) of this paragraph (a) shall not apply. As used herein “Major Competitor” shall mean Charter Mac and its Affiliates, GMAC and its Affiliates, and any other person or entity whose primary business lines include providing multifamily debt financing or low-income housing tax credit equity to the developers, sponsors and owners of such properties, unless the net worth of such person or entity (if privately held) or the market capitalization of such company (if publicly held) is less than $200 Million.

          (b) Reasonable Restrictions. Employee acknowledges that the restrictions of subparagraph (a) above are reasonable, fair and equitable in scope, term and duration, are necessary to protect the legitimate business interests of the Employer, and are a material inducement to the Employer to enter into this Agreement. Employer and Employee both agree that in the event a court shall determine any portion of the restrictions in subparagraph (a) are not reasonable, the court may change such restrictions, including without limitation the geographical restrictions and the duration restrictions, to reflect a restriction that the court will enforce as reasonable.

          (c) Specific Performance. Employee acknowledges that the obligations undertaken by her pursuant to this Agreement are unique and that if Employee shall fail to abide by any of the restrictions set forth in subparagraph (a), Employer will suffer harm for which there is no adequate remedy at law. Employee therefore confirms that Employer shall have the right, in the event of a violation of subparagraph (a), to injunctive relief to enforce the terms of this Section 8 in addition to any other remedies available at law or in equity.

     9. Indemnification and Liability Insurance. Employer hereby agrees to defend, indemnify and hold Employee harmless, to the maximum extent allowed by law, from any and all liability for acts or omissions of Employee performed in the course of Employee’s employment (or reasonably believed by Employee to be within the scope of his employment) provided that such acts or omissions do not constitute (a) criminal conduct, (b) willful misconduct, or (c) a fraud upon, or breach of Employee’s duty of loyalty to, the Employer. Employer shall at all times carry Directors’ and Officers’ liability insurance in commercially reasonable amounts, but in any event not less than Five Million Dollars ($5,000,000).

     10. Miscellaneous.

          (a) Complete Agreement. This Agreement constitutes the entire agreement among the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between the parties as to such matters. No amendments or modifications shall be binding unless set forth in writing and signed by both parties.

          (b) Successors and Assigns. Neither party may assign its rights or interest under this Agreement without the prior written consent of the other party, except that Employer’s interest in this Agreement may be assigned to a successor by operation of law or to a purchaser purchasing substantially all of Employer’s business, and Employee’s benefits under this Agreement may be assigned by operation of law to Employee’s heirs, devisees and personal representatives. This Agreement shall be binding upon and shall inure to the benefit of each of the parties and their respective permitted successors and assigns.

          (c) Severability. Each provision of this Agreement is severable, such that if any part of this Agreement shall be deemed invalid or unenforceable, the balance of this Agreement shall be enforced so as to give effect as to the intent of the parties.

          (d) Representations of Employer. Employer represents and warrants to Employee that it has the requisite limited liability company power to enter into this Agreement and perform the terms hereof and that the execution, delivery and performance of this Agreement have been duly authorized by all appropriate company action.

          (e) Construction. This Agreement shall be governed in all respects by the internal laws of the State of Maryland (excluding reference to principles of conflicts of law). As used herein, the singular shall include the plural, the plural shall include the singular, and the use of any pronoun shall be construed to refer to the masculine, feminine or neuter, all as the context may require. Notwithstanding anything in this Agreement that may be to the contrary, nothing in this Agreement shall be interpreted or applied in derogation, or as a waiver, of any rights Employee may have under applicable laws, including without limitation, the Americans with Disabilities Act and the Family and Medical Leave Act.

          (f) Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given on the date sent if delivered by hand or by facsimile, and on the next business day if sent by overnight courier or by United States mail, postage prepaid, to each party at the following address (or at such other address as a party may specify by notice under this section):

          If to Employer:

MMA Financial, LLC
621 East Pratt Street
Suite 300
Baltimore, Maryland 21202
Attention: Chief Executive Officer

          If to Employee:

Melanie M. Lundquist 5909 Davis Road Woodbine, Maryland 21797

          (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

[Signature Page Follows]

     IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement as of the date and year first above written.

WITNESS:                                                                                EMPLOYER:

                                                                                                    MMA Financial, LLC

/s/ Janet McHugh	By: /s/ Michael L. Falcone

Name:    Michael L. Falcone

Title:      CEO and President

                                                                                                     EMPLOYER:

/s/ Allyson K. Gallup	/s/ Melanie M. Lundquist

Melanie M. Lundquist